Exhibit 10.33

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH TRANSACTION, OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.

Issue Date: 11-27-19

IonQ, Inc.

WARRANT TO PURCHASE SHARES

This Warrant is issued to Amazon.com NV Investment Holdings LLC (the “Holder”) by IonQ, Inc. (the “Company”). The Holder is entitled to exercise this Warrant to purchase equity of the Company (the “Warrant Shares”) as more particularly described in Exhibit A hereto (the “Schedule of Terms”), on the terms provided herein and in the Schedule of Terms. The Warrant Shares will vest and become exercisable in accordance with the vesting terms provided in the Schedule of Terms, and this Warrant is non-forfeitable with respect to vested Warrant Shares.

1.	Exercise of Warrant

1.1 Exercise Period. This Warrant may be exercised by the Holder, in whole or in part, at any time during the Exercise Period (as defined in the Schedule of Terms). The Exercise Period will be stayed during any waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other applicable law.

1.2 Method of Exercise. The Holder may exercise this Warrant by delivering to the Company (a) this Warrant and (b) the Notice of Exercise attached as Exhibit B hereto, duly executed by the Holder, indicating whether the Holder elects to purchase Warrant Shares for cash or if the Holder elects to exercise on a net issuance basis.

1.3 Cash Exercise. If the Holder elects to exercise this Warrant to purchase Warrant Shares for cash, the Holder will make a payment by check or wire transfer in the amount of the Exercise Price (as defined in the Schedule of Terms, subject to adjustment as provided herein) multiplied by the number of Warrant Shares for which this Warrant is being exercised. For the avoidance of doubt, unless the Holder is permitted to exercise this Warrant on a net issuance basis pursuant to Section 1.4, this Warrant may only be exercised to purchase Warrant Shares for cash. The Exercise Price is the product of an arms’-length negotiation and is intended to reflect the present fair market value of the Warrant Shares.

1.4 Net Issuance. In lieu of an exercise for cash pursuant to Section 1.3, the Holder may elect to exercise this Warrant on a net issuance basis if such exercise is in accordance with Sections 4.1 and 4.3 or following a Listing Event, in which case the Holder will not be required to make a cash payment, and the Company will issue to the Holder a number of Warrant Shares computed using the following formula:

X	= (A - B) x C where:

A

X	= the number of Warrant Shares to be issued to the Holder;

A	= the Fair Market Value (as defined below) of one Warrant Share on the date of net issuance exercise;

B	= the Exercise Price (as adjusted to the date of such calculation); and

C	= the number of Warrant Shares issuable under this Warrant or, if only a portion of this Warrant is being exercised, the number of Warrant Shares as to which the Holder elects to exercise.

2.	Delivery of Certificates; No Fractional Shares

As soon as reasonably practicable after the exercise of this Warrant, the Company will at its expense issue and deliver to the Holder (a) an electronic certificate or certificates for the number of Warrant Shares to which the Holder is entitled upon such exercise, and (b) if applicable, a new warrant with terms identical to this Warrant to purchase that number of Warrant Shares as to which this Warrant has not been exercised. The Holder will for all purposes be deemed to have become the holder of record of such Warrant Shares on the date this Warrant is exercised, irrespective of the date of delivery of certificate(s) representing the Warrant Shares. No fractional shares or scrip will be issued upon the exercise of this Warrant. In lieu of a fractional share or scrip, the Company will pay the Holder an amount in cash equal to the Fair Market Value of the fractional share on the date of exercise.

3.	Representations, Warranties, and Covenants

3.1 The Company represents and warrants that it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation. The Company represents and warrants that all corporate actions, approvals, and consents on the part of the Company, its officers, directors, and equityholders, and any third party necessary for the sale and issuance of this Warrant and the Warrant Shares have been taken, including the reservation of sufficient Warrant Shares.

3.2 The Company represents and warrants that the capitalization table attached as Exhibit C hereto accurately and completely reflects the Company’s authorized and issued equity capital as of the Issue Date. All of the outstanding shares of equity of the Company have been duly authorized, are fully paid and nonassessable, and were issued in compliance with applicable law.

3.3 The Company covenants that it shall take all action necessary to reserve for issuance such number of shares as is necessary for exercise in full of this Warrant within 10 business days following the issue date of this Warrant, and thereafter during the Exercise Period there will be reserved for issuance such number of shares as is necessary for exercise in full of this Warrant. All Warrant Shares issued pursuant to the exercise of this Warrant will, upon their issuance, be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and other encumbrances or restrictions on sale, and free and clear of all preemptive rights, and such Warrant Shares will be issued free from all taxes, liens, and charges with respect to the issuance thereof.

3.4 The Company will not, directly or indirectly, by charter amendment or by reorganization, sale or transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, (a) avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times and in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights and interests of the Holder against impairment, or (b) take any action which is inconsistent with the rights and interests granted to the Holder in this Warrant or otherwise conflicts with the provisions hereof.

4.	Certain Events

4.1 Change of Control. If there is a Change of Control (as defined below) during the Exercise Period in which the consideration to be received by the stockholders of the Company consists solely of cash and the Holder has not exercised this Warrant in full prior to consummation of such Change of Control, and if the Fair Market Value of one Warrant Share (as of the closing date of such Change of Control) is greater than the Exercise Price, this Warrant will be deemed automatically exercised pursuant to a net issuance exercise under Section 1.4 (even if not surrendered) immediately before the consummation of such Change of Control, and the Holder will be entitled to receive a portion of the proceeds payable in the Change of Control equal to the amount payable to holders of the same number and class of shares as the Holder is entitled to receive pursuant to such exercise. This Warrant will automatically terminate (without relieving the Company or its successor of any obligations arising from a prior breach or non-compliance) following the payment of the amounts due to the Holder in connection with such Change of Control. If there is a Change of Control during the Exercise Period in which the consideration to be received by the stockholders of the Company consists of securities or other non-cash property, then the Company will cause the acquiring, surviving, or successor person to assume the obligations of this Warrant, and this Warrant will thereafter be exercisable for the same securities or other non-cash property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under this Warrant if this Warrant had been exercised in full immediately before the consummation of such Change of Control, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

4.2 Listing Event.

(a) In the event that the Company intends to undertake a Listing Event (as defined in Section 10.1(f)), the Company will provide the Holder with notice prior to filing or submitting a registration statement (including a draft registration statement) that includes disclosure of beneficial owners of the Company’s equity in connection with a Listing Event (a “Listing Event Notice”). The Listing Event Notice must be provided at least 10 business days prior to the earlier of (i) the “as of” date used by the Company for disclosure of beneficial owners and (ii) the date on which a Listing Event occurs.

(b) In the event that the Company determines that this Warrant or the terms hereof are required to be disclosed pursuant to applicable securities laws and regulations or stock exchange requirements in connection with the Listing Event, the Company will provide the Holder with prompt written notice and an opportunity to comment on the proposed disclosure before such disclosure is made and, if requested by the Holder, will use commercially reasonable efforts (in cooperation with the Holder) to redact, seek a protective order or confidential treatment, or take other appropriate action to avoid such disclosure.

(c) Notwithstanding anything in this Warrant to the contrary: (i) from and after Holder’s receipt of a Listing Event Notice properly provided pursuant to Section 4.2(a), the Company will not honor any exercise of this Warrant, and the Holder will not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on the applicable Notice of Exercise, the Holder (or any of its affiliates and other persons whose beneficial ownership of the relevant securities would be aggregated with Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own in excess of 4.999% of any class of voting equity securities subject to the Exchange Act, calculated in accordance with Section 13(d) of the Exchange Act and the related rules and regulations and after giving effect to the exercise of this Warrant; (ii) none of the limitations of clause (i) will be taken into account when determining the amount of securities or other non-cash property subject to the assumed Warrant or the amount of cash the Holder is entitled to receive in the event of a Change of Control; (iii) if a Listing Event Notice is not properly provided, the limitations of clause (i) will go into effect immediately prior to the “as of” date used by the Company for disclosure of beneficial owners in any registration statement; (iv) the provisions of this sentence should be construed and implemented in a manner otherwise than in strict conformity with the terms of this sentence to correct this sentence (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation of clause (i) or to make changes or supplements necessary or desirable to properly give effect to such limitation; and (v) the limitations in clause (i) may be waived or amended by the Holder, in its sole discretion, upon written notice to the Company, which waiver or amendment will not be effective until the 61st day after such notice is delivered by the Holder to the Company.

4.3 Automatic Exercise before Expiration. To the extent this Warrant is not previously exercised as to all of the Warrant Shares issuable hereunder, and if the Fair Market Value of one Warrant Share (at such measurement date) is greater than the Exercise Price, this Warrant will be deemed automatically exercised pursuant to a net issuance exercise under Section 1.4 (even if not surrendered) immediately before its expiration. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees promptly to notify the Holder in writing of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise.

5.	Adjustments

5.1 Reorganization. Upon any reclassification, capital reorganization, or change in the capital stock of the Company (other than a Change of Control transaction covered by Section 4.1) affecting the same class of shares as the Warrant Shares, the Company will make appropriate provision so that the Holder will thereafter be entitled to receive, upon exercise of this Warrant, the number and type of securities or other property that a holder of the same class of shares as the Warrant Shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under this Warrant if this Warrant had been exercised immediately before such reclassification, reorganization, or change.

5.2 Adjustments for Stock Splits, Dividends. If the Company, directly or indirectly, issues any shares of the same class as the Warrant Shares as a stock dividend, or subdivides or combines such class of shares in a stock split, then the Exercise Price in effect before such dividend, subdivision, or combination will be proportionately decreased or increased, as applicable, and the number of Warrant Shares at that time issuable pursuant to the exercise of this Warrant will be proportionately increased or decreased, as applicable. Each adjustment in the number of Warrant Shares issuable will be to the nearest whole share and each adjustment of the Exercise Price will be calculated to the nearest cent. Any adjustment under this Section will become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend.

5.3 Anti-Dilution Protection. If any shares of the same class as the Warrant Shares are entitled, under the Company’s certificate of incorporation or pursuant to the Company’s Amended and Restated Voting Agreement, dated as of August 28, 2019, Amended and Restated Investors’ Rights Agreement, dated as of August 28, 2019 and Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 28, 2019 (each as may be amended or amended and restated from time to time), to an adjustment in the event of dilutive issuances of equity, then the Warrant Shares will be entitled to the same adjustment.

5.4 Certificate as to Adjustments. If any adjustment is required to be made in the Exercise Price or number and type of securities issuable upon exercise of this Warrant, the Company will promptly give written notice to the Holder in the form of a certificate signed by an officer of the Company, setting forth the adjustment in reasonable detail.

6.	Registration Rights; Information Rights

6.1 Registration Rights. The Warrant Shares issuable upon exercise of this Warrant will be subject to customary registration rights promptly following the initial exercise of this Warrant (and, in any event, prior to consummation of any Listing Event), consistent with the rights that the Company has provided to its other equityholders holding shares of the same class as the Warrant Shares pursuant to the Company’s Amended and Restated Investors’ Rights Agreement dated as of August 28, 2019.

6.2 Information Rights. The Company will deliver to the Holder (to the notice address set out in Section 10.3), for so long as Holder holds this Warrant or any Warrant Shares:

(a) as soon as practicable, and in any event within 30 days, after the consummation of any third-party equity financing or any other material change in the equity capitalization of the Company, (A) an updated capitalization table for the Company (similar in format to the capitalization table attached as Exhibit C hereto) as of the closing of such financing event or as of the date of such other material change, and (B) a copy of any amendments to the Company’s constituent documents, if applicable;

(b) as soon as practicable, and in any event within 30 days, after any 409A reports or other similar opinions or reports setting forth a valuation of the Company’s equity interests, a copy of such opinion or report or a summary of the valuation set forth therein; and

(c) the information required to be delivered to (a) a “Major Investor” pursuant to the Company’s Amended and Restated Investors’ Rights Agreement dated August 28, 2019 (a) Holder pursuant to those certain Investment Letter dated as of October 27, 2017 and Confirmation Regarding Investment Letter dated September 20, 2019, by and among the Company and Holder.

7.	Lost or Damaged Warrant Certificate

Upon receipt by the Company of a letter from the Holder stating loss, theft, destruction, or damage of this Warrant (including by electronic means), the Company will execute and deliver to the Holder, without charge, a new warrant with identical terms as this Warrant.

8.	Notices of Record Date, etc.

In the event of any corporate action requiring the Company to establish a record date for its stockholders, the Company will send to the Holder, at least 15 business days prior to the earlier of the record date or such corporate action, a written notice specifying (a) the date on which any such event is to occur or such record is to be taken, (b) the amount and character of any stock or other securities, or rights or warrants, proposed to be issued or granted, the date of such proposed issuance or grant, and the persons or class of persons to whom such proposed issuance or grant is to be offered or made, and (c) in reasonable detail, the facts, including the proposed date, concerning any other such event.

9.	Investment Intent

By accepting this Warrant, the Holder represents that it (a) is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, (b) understands that this Warrant and the Warrant Shares subject to this Warrant have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and (c) is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

10.	Miscellaneous

10.1 Certain Definitions. For purposes of this Warrant:

(a) “affiliate” means, as to any person, any person that directly or indirectly controls, is controlled by, or is under common control with that person.

(b) “Change of Control” means (i) any consolidation, merger, reorganization, or similar transaction involving the Company or its subsidiaries in which the Company or its subsidiary, as applicable, is not the surviving entity or pursuant to which the Company’s equityholders immediately prior to such transaction own, immediately after such transaction, less than 50% of the voting securities of the surviving entity, (ii) any transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred to persons other than the Company’s equityholders immediately prior to such transaction or series of transactions, or (iii) the sale, lease, exclusive license, or other transfer, in any transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries.

(c) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

(e) “Fair Market Value” of a Warrant Share means:

(i) if shares of the same class as the Warrant Shares are traded on an exchange or an over-the-counter market, the average of the closing price for the five business days immediately preceding the date of net issuance exercise;

(ii) if the net issuance exercise is in connection with a Change of Control, the value of the consideration to be received pursuant to such Change of Control by the holder of a share of the same class as the Warrant Shares; and

(iii) if neither of the above clauses applies, the Fair Market Value will be the price for a share of the same class as the Warrant Shares that the Company could obtain from an arms’-length buyer who is not a current or former employee, officer, or director of the Company or its affiliates (such price to be exclusive of any control or other similar premium), as determined in good faith by the Company’s board of directors (or equivalent governing body). The Company will promptly provide the Holder a written summary of such determination.

(f) “Listing Event” means any of the following: (i) the closing of the Company’s initial public offering of securities pursuant to an effective registration statement filed under the Securities Act; (ii) the registration of the Company’s securities under Section 12 of the Exchange Act in connection with its initial public offering, or the occurrence of any other event that results in the Warrant Shares becoming a class of “equity security,” as such term is defined in Rule 13d-1(i) under the Exchange Act; or (iii) the closing of the Company’s initial public offering, or the listing of the Company’s shares, on a stock exchange outside of the United States.

(g) “GAAP Revenue” means revenue recognized in conformity with accounting principles generally accepted in the United States and reported on the Company’s audited or reviewed consolidated income statement.

(h) “person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity, or governmental or regulatory authority.

10.2 No Stockholder Rights or Liabilities. Prior to exercise, this Warrant will not entitle the Holder to any voting rights or other rights as a stockholder of the Company other than as set forth in this Warrant. In no event will the Holder have any liability hereunder, other than the consideration payable upon exercise of this Warrant pursuant to Section 1.3 hereof.

10.3 Notices. Any notice under this Warrant will be given in writing and will be sent by email, nationally recognized overnight courier service, certified mail (return receipt requested), or receipted facsimile to the other party at the address below. A party may change its notice address by giving notice in accordance with this Section.

If to the Holder: Amazon.com NV Investment Holdings LLC c/o Amazon.com, Inc. P.O. Box 81226 Seattle, WA 98108-1226 Email: AmazonWarrants@amazon.com Fax: (206) 266-7010 Attn: General Counsel	If to the Company: to the address set forth below the Company’s signature at the end of this Warrant.

10.4 Amendments and Waivers. Any term of this Warrant may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

10.5 Governing Law; Severability; Jurisdiction; Venue. This Warrant will be governed by and construed under the laws of the State of Delaware without regard to principles of conflict of laws. If any Section or provision of this Warrant is found or held to be illegal, invalid, or unenforceable, the remainder of this Warrant will be valid and enforceable and the parties in good faith will negotiate a substitute, valid, and enforceable provision that most nearly effects the parties’ intent in entering into this Warrant. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Delaware in connection with any action relating to this Warrant.

10.6 Transfer; Successors and Assigns. This Warrant and all rights hereunder are transferable by the Holder, in whole or in part, (a) to any affiliate of the Holder, or (b) to any non-affiliate of the Holder with the prior written consent of the Company, in each case upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer attached as Exhibit D hereto, and the Company will issue a new warrant reflecting such transfer but otherwise identical to this Warrant. The Company may not assign this Warrant or its obligations under this Warrant without the prior written consent of the Holder. The terms and conditions of this Warrant will inure to the benefit of, and be binding on, the respective successors and permitted assigns of the Company and the Holder, respectively.

10.7 Income Tax Treatment. The parties acknowledge that this Warrant is not being issued in connection with the performance of services within the meaning of Section 83 of the Code, the Holder will control the valuation of this Warrant for all relevant tax purposes, and the issuance of this Warrant represents a closed transaction for income tax purposes. The parties will not take a position on any income tax return inconsistent with the foregoing sentence.

10.8 Headings; Construction. The headings in this Warrant are for purposes of reference only and will not limit or otherwise affect the meaning of any provision of this Warrant. The words “include” and “including” will be deemed in each case to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

ionQ, Inc.

By:	/s/ Peter Chapman
Name: Peter Chapman
Title: Chief Executive Officer

Company address for notices: 4505 Campus Dr, College Park, MD 20740

Exhibit A

SCHEDULE OF TERMS OF WARRANT SHARES

Capitalized terms used in this Schedule of Terms have the meanings ascribed to those terms in the Warrant.

Name of Company:	IonQ, Inc.

Jurisdiction of formation and type of entity (e.g., corporation, LLC, etc.):	Delaware corporation

Class of equity subject to Warrant:	Series B-1 Preferred Stock

Holder’s fully diluted ownership percentage of the Company (as of the Issue Date, calculated on a post-exercise basis assuming full vesting of the Warrant and pro forma for the closing of the Company’s Series B-1 round):	5.35%

Number of Warrant Shares (as of the Issue Date, assuming full vesting of the Warrant):	2,050,463; provided, that [***]; provided, that[***].

Assumed valuation (as of the Issue Date) on a fully diluted, post-exercise basis and pro forma for the closing of the Company’s Series B-1 round:	$[***]

Exercise Price (as of the Issue Date):	$5.5757 per Warrant Share

Exercise Period:	From the Issue Date until the 10th anniversary of the Issue Date
Vesting Schedule:

The Warrant Shares will vest and become exercisable on the following schedule:

•   134,163 Warrant Shares will vest and be immediately exercisable on the date of the public announcement of the availability of the Company’s hardware on the AWS QC Service (as defined in the Commercial Agreement) as contemplated by the Commercial Agreement;

•   [***] Warrant Shares will vest and become exercisable for each and every attainment of a Prepayment Milestone (provided, for the avoidance of doubt, that the Warrant shall never vest or become exercisable for more than 100% of the total Warrant Shares);

provided, that in the event that the number of Warrant Shares issuable upon exercise of this Warrant is increased in accordance with this Schedule of Terms, then the number of Warrant Shares vesting pursuant to each prong of the foregoing schedule will be ratably increased accordingly.

For purposes of this Warrant, the term “Prepayment Milestone” means [***].

By the second (2nd) business day after the end of the third month of each quarter, the Company will report to the Holder (a) [***] and (b) [***].

Acceleration of Vesting:	Any unvested Warrant Shares will become fully vested and immediately exercisable immediately prior to the consummation of a Change of Control, provided that (a) such Change of Control occurs prior to the 5th anniversary of the issue date of this Warrant and (b) 25 Payment Milestones have been attained as of or prior to the date of such Change of Control.
Commercial Agreement related to Warrant (the “Commercial Agreement”):	Cloud Services API License and Hardware Access Agreement, dated as of the issue date of this Warrant, by and between the Company and Amazon Web Services, Inc.

Exhibit B

NOTICE OF EXERCISE

To:     Company Name: IonQ, Inc. (the “Company”)

Address: ______________

The undersigned hereby irrevocably elects to exercise the attached Warrant as follows:

☐	purchase ___________ Warrant Shares pursuant to the terms of the attached Warrant, for an aggregate purchase price of $ ___________.

☐

net issuance exercise, as permitted purusant to Section 1.4 of the attached Warrant, with respect to ___________ Warrant Shares pursuant to the terms of the attached Warrant, for such number of shares of equity of the Company as is determined pursuant to Section 1.4 of the attached Warrant.

The undersigned requests that certificates for such shares be issued in the name of and delivered to the address of the undersigned, at the address stated below and, if such shares are not all the shares that may be issued pursuant to the attached Warrant, that a new Warrant evidencing the right to purchase the balance of such shares be registered in the name of, and delivered to, the undersigned at the address stated below.

Balance shares for new Warrant to be issued:

Dated:

Name of Holder of Warrant:

(please print)

Address:

Signature:

Exhibit C

COMPANY CAPITALIZATION AS OF ISSUE DATE

[***]

Exhibit D

ASSIGNMENT OF WARRANT AND COUNTERPART SIGNATURE PAGE

For value received the undersigned transferor (the “Transferor”) sells, assigns, and transfers to the undersigned transferee (the “Transferee”), together with all right, title, and interest, and does irrevocably constitute and appoint the transfer agent of the Company as the Transferor’s attorney, to transfer said Warrant on the books of IONQ, INC., a Delaware corporation (the “Company”), to the Transferee with full power of substitution in the premises.

The Transferee hereby agrees to become a party to and be bound by the terms and conditions contained in the Amended and Restated Voting Agreement, dated as of August 28, 2019, as may be amended and/or amended and restated from time to time, by and among the Company and each of the persons and entities listed on Schedule A and Schedule B thereto, the Amended and Restated Investors’ Rights Agreement, dated as of August 28, 2019, as may be amended and/or amended and restated from time to time, by and among the Company and each of the persons and entities listed on Schedule A and Schedule B thereto and the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 28, 2019, as may be amended and/or amended and restated from time to time, by and among the Company and each of the persons and entities listed on Schedule A and Schedule B thereto, as modified by those certain Investment Letter dated as of October 27, 2017 and Confirmation Regarding Investment Letter dated September 20, 2019, by and among the Company and Amazon.com NV Investment Holdings LLC, in each case, solely to the extent binding on (and on the same terms as) Amazon.com NV Investment Holdings LLC (or its transferees, if applicable).

Dated:

TRANSFEROR

By:
Name:
Title:

TRANSFEREE

By:
Name:
Title:

Address:

E-mail: